NOTICE OF REDEMPTION

To the Holders of

EGL, INC.

5% CONVERTIBLE SUBORDINATED NOTES DUE 2006
CUSIP 268484 AA 0 & 26848AB8*

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Indenture dated as of December 7, 2001 between EGL, Inc. (the “Company”) and JPMorgan Chase Bank, National Association, a federally-chartered bank, as Trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto dated as of December 7, 2001 (as so amended and supplemented, the “Indenture”), pursuant to which the 5% Convertible Subordinated Notes Due 2006 of the Company (the “Notes”) were issued, all outstanding Notes will be redeemed on December 20, 2004 (the “Redemption Date”) at the redemption price of 101.25% of principal outstanding, plus additional interest accrued thereon to the Redemption Date (the “Redemption Price”).  The Notes called for redemption may be converted at any time before the close of business on last business day before the Redemption Date.  Holders who wish to convert Notes must satisfy the requirements set forth in paragraph 8 of the Notes.  The Notes are convertible into common stock, par value $.001 per share (“Common Stock”), of the Company at a rate of 57.3608 shares of Common Stock per $1,000 principal amount at maturity at a price of $17.43 per share.  This notice of redemption is being sent to holders of Notes pursuant to Section 3.04 of the Indenture and paragraph 6 of the Notes.

On the Redemption Date, the Redemption Price will become due and payable upon each Note to be redeemed. Notes called for redemption must be surrendered to the Trustee, as Paying Agent, to collect the Redemption Price.  Unless the Company defaults in its obligation to pay the Redemption Price in accordance with the Indenture, interest on the Notes will cease to accrue on and after the Redemption Date.

The name and address of the Trustee, as Paying Agent and Conversion Agent, are as follows:

JPMorgan Chase Bank
600 Travis, 11th Floor
Houston, Texas 77002
Attention: Institutional Trust Services

Dated: November 30, 2004	JPMORGAN CHASE BANK, TRUSTEE, on behalf of EGL, Inc.

NOTICE:  The Paying Agent will withhold under the U.S. backup withholding rules 28% of any payment that is made upon purchase of a Note unless the holder delivers a properly completed IRS Form W-9 or the holder otherwise establishes an exemption from such backup withholding.

*No representation is made as to the correctness of such number either as printed on the Notes or as contained in this notice of redemption, and reliance may be placed only on the other identification printed on the Notes.